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                                                                      EXHIBIT 11


                       Dean Foods Company and Subsidiaries

                Computation of Basic and Diluted Income Per Share

                      (In thousands, except per share data)


                                                           1999          1998           1997
                                                     ----------    ----------     ----------
Income from Continuing Operations                    $   70,331    $   87,980     $   73,988
Income (Loss) from Discontinued Operations               (2,929)       18,322         12,716
Gain on Sale of Discontinued Operations                  83,820            --             --
                                                     ----------    ----------     ----------
Net Income                                           $  151,222    $  106,302     $   86,704
                                                     ==========    ==========     ==========

BASIC INCOME (LOSS) PER SHARE:
Income from Continuing Operations                    $     1.77    $     2.17     $     1.84
Income (Loss) from Discontinued Operations                 (.07)          .46            .32
Gain on Sale of Discontinued Operations                    2.10            --             --
                                                     ----------    ----------     ----------
Net Income                                           $     3.80    $     2.63     $     2.16
                                                     ==========    ==========     ==========

Weighted average common shares outstanding               39,842        40,469         40,181
                                                     ==========    ==========     ==========


DILUTED INCOME (LOSS) PER SHARE:
Income from Continuing Operations                    $     1.74    $     2.13     $     1.83
Income (Loss) from Discontinued Operations                 (.07)          .44            .32
Gain on Sale of Discontinued Operations                    2.07            --             --
                                                     ----------    ----------     ----------
Net Income                                           $     3.74    $     2.57     $     2.15
                                                     ==========    ==========     ==========

Adjusted weighted average common shares*                 40,482        41,395         40,377
                                                     ==========    ==========     ==========


* Includes weighted average number of potential common shares outstanding. Potential common shares consist solely of the outstanding options under the Company's stock options plan.